Exhibit 99.1

News release

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HP Closes Neoware Acquisition

PALO ALTO, Calif., Oct. 1, 2007 – HP today announced that it has completed its acquisition of Neoware Inc., a provider of thin client computing and virtualization solutions, at a fully diluted, enterprise value (net of cash) basis of approximately $214 million.

With the acquisition of King of Prussia, Pa.-based Neoware, HP plans to use the best of both companies’ technologies to create thin clients that are easier to deploy, more secure and more affordable. The deal will also extend HP’s regional sales reach.

Thin clients provide a higher level of security, can reduce maintenance costs, and consume less electricity compared to other desk-based computing products because they contain no local data, no moving parts, utilize low-power components and connect over a network to remote blade PCs and servers where data processing and storage occurs.

“The integration of Neoware will enable us to offer the industry’s broadest portfolio of remote client solutions that deliver the most secure, reliable and easily managed computing infrastructure available today,” said Kevin Frost, vice president, Business Desktops, Personal Systems Group, HP. “Our top priority is to ensure that Neoware and HP deliver uncompromised product and business continuity to our combined customers.”

Prior to the acquisition, HP was the worldwide leader in each of the Microsoft Windows® XPe, Windows CE and Linux thin client categories. Acquiring Neoware is expected to boost HP’s thin-client business in the areas of Linux software, client virtualization and customization capabilities.

Under the terms of the merger agreement, Neoware stockholders will receive $16.25 for each share of Neoware stock that they held at the closing of the acquisition and the company will be integrated into the Business Desktop unit of HP’s Personal Systems Group.

About HP
HP focuses on simplifying technology experiences for all of its customers – from individual consumers to the largest businesses. With a portfolio that spans printing, personal computing, software, services and IT infrastructure, HP is among the world’s largest IT companies, with revenue totaling $100.5 billion for the four fiscal quarters ended July 31, 2007. More information about HP (NYSE: HPQ) is available at www.hp.com.

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Microsoft and Windows are U.S. registered trademarks of Microsoft Corp. Neoware is a trademark of Neoware, Inc.

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that Neoware’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in HP’s and Neoware’s Securities and Exchange Commission reports, including but not limited to the risks described in HP’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2007 and Neoware’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30 2007. HP assumes no obligation and does not intend to update these forward-looking statements.

© 2007 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.
9/2007